Exhibit 99




Reporting Person:  MatlinPatterson LLC

Issuer Name and Ticker Symbol: Polymer Group, Inc. (POLGA.OB)

Date of Event Requiring Statement:   7/1/03

Footnote

(2) These securities are directly owned by MatlinPatterson Global Opportunities Partners L.P. ("GOP Delaware"). The reported securities include securities which may be deemed beneficially owned by MatlinPatterson Global Opportunities Partners (Bermuda) L.P. ("GOP Bermuda") as a result of the fact that GOP Bermuda owns a 25.8% undivided interest in the securities of the issuer owned by GOP Delaware. MatlinPatterson Global Partners LLC ("Matlin Partners") is the general partner of GOP Delaware and GOP Bermuda. MatlinPatterson Global Advisers LLC ("Matlin Advisers") is the investment advisor to GOP Delaware and GOP Bermuda. MatlinPatterson Asset Management LLC ("Matlin Asset Management") is the mananging member of Matlin Partners and Matlin Advisers. MatlinPatterson LLC ("MatlinPatterson") is the managing member of Matlin Asset Management. David J. Matlin and Mark R. Patterson each own 50% of the membership interests of MatlinPatterson. Mark R. Patterson is signing this form on his own behalf, as chairman of Matlin Advisers and Matlin Asset Management, as authorized signatory of MatlinPatterson, as director of Matlin Partners and on behalf of GOP Delaware and GOP Bermuda, as director of their general partner, Matlin Partners. David J. Matlin is signing this form on his own behalf. Matlin Partners, GOP Delaware, GOP Bermuda, Matlin Asset Management, Matlin Advisers, MatlinPatterson, David J. Matlin and Mark R. Patterson each disclaim beneficial ownership of the reported securities except to the extent of their pecuniary interests therein.